Exhibit 4.12

Office Online Agreement

English (US)

Agreement Date : December 04, 2013	Reference No : 5225950

Business Center Details
CA, Walnut Creek - Downtown
Address	2121 North California Blvd.
Suite 290
Walnut Creek
California
94596
United States of America
Sales Manager	Jaime Bishop

Client Details
Company Name	Medigus
Contact Name	Chris Rowland
Address	Building 7A Omer Industrial Park
PO BOx 3030
Omar
8496500
Israel
Phone	5089041164
Email	chris.rowland@medigus.com

Office Payment Details (exc. tax and exc. services)
Office Number	Number of people	Price per Office
200	1	$1,609.00
204	1	$2,059.00

Initial Payment :	First month’s fee :	$3,668.00
	Service Retainer :	$7,336.00
	Total Initial Payment :	$11,004.00

Service Provision :	Start Date	January 01, 2014	End Date	June 30, 2014

All agreements end on the last calendar day of the month.

Comments:

* Office Set Up Fees Waived - Total Savings of $ 150.00
Customer is not required to pay the standard set up fee for their office(s).
* Service Bundle Set Up Fees Waived - Total Savings of $ 316.00
Customer is not required to pay the standard activation fees for phone and internet.

Terms and Conditions

We are Regus Management Group, LLC, “Regus”. This Agreement incorporates our terms of business set out on our Terms and Conditions which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See “Bringing your Agreement to an end”.

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